Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of AzurRx BioPharma, Inc. (to be filed on May 26, 2021) of our report dated March 31, 2021, on the consolidated financial statements of AzurRx BioPharma, Inc. as of December 31, 2020 and 2019 and for the years then ended. Our report on the consolidated financial statements of AzurRx BioPharma, Inc. includes an explanatory paragraph about the existence of substantial doubt concerning its ability to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in this Form S-3.

/s/ Mazars USA LLP
New York, New York
May 26, 2021